Exhibit 99.1

Provident Community Bancshares Reports Fourth Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--March 8, 2013--Provident Community Bancshares, Inc. (OTCBB: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $409,000 for the three months ended December 31, 2012 compared to a net loss to common shareholders of $428,000 for the same period in 2011. The decrease in loss in 2012 was primarily due to a lower provision for loan losses for the period ended December 31, 2012, due to a net reduction in loans of $7.1 million along with a reduction in loan charge-offs and in other real estate owned expense. These decreases were partially offset by a reduction in net interest income due primarily to lower loan balances due to economic conditions and higher underwriting standards along with a $260,000 charge to income tax expense for a write-down of the deferred tax asset. Net loss per common share was $0.23 (diluted) for the three months ended December 31, 2012, versus a net loss of $0.24 per common share (diluted) for the same period in 2011. The net loss to common shareholders for the twelve months ended December 31, 2012 was $598,000, or $0.33 per share (diluted), compared to a net loss to common shareholders of $665,000 or $0.37 per share (diluted), for the same period in 2011.

At December 31, 2012, assets totaled $349.9 million, a decrease of $26.7 million, or 7.1%, from $376.6 million at December 31, 2011. Investment securities at December 31, 2012 increased $3.3 million to $169.2 million from $165.9 million at December 31, 2011 as excess loan proceeds were used to purchase securities. Federal funds sold at December 31, 2012 increased $5.5 million to $20.3 million from $14.8 million at December 31, 2011 as a result of sales and maturities of securities. Net loans receivable decreased 20.9% to $123.4 million at December 31, 2012 as a result of lower demand and more stringent underwriting standards. Deposits decreased $5.8 million to $277.5 million at December 31, 2012. The decrease in deposits was due primarily to a reduction in funding needs. FHLB advances decreased $22.0 million to $37.5 million at December 31, 2012 due primarily to the maturation of borrowings. Shareholders’ equity decreased $262,000, or 2.1%, to $12.2 million at December 31, 2012 from $12.5 million at December 31, 2011 primarily due to unrealized holding losses on securities available for sale arising during the period of $641,000 less reclassification adjustment for gains in net loss of $781,000 along with a net operation loss of $122,000.

Non-performing loans, which are primarily commercial real estate properties, were $13.2 million as of December 31, 2012, or 10.7% of total loans, as compared to $16.8 million at December 31, 2011, a decrease of $3.6 million. Other real estate owned increased $776,000 to $9.2 million at December 31, 2012 from $8.4 million at December 31, 2011, primarily as a result of the transfer of two bank properties totaling $1.3 million. Bank properties that are no longer in use and are for sale are required to be removed from fixed assets and transferred to OREO. Bad debt charge-offs, net of recoveries, were $886,000 for the twelve months ended December 31, 2012 compared to $3.8 million for the same period in 2011.

Dwight V. Neese, President and CEO, said “Our financial performance improved over the comparable quarter for the previous year but was still affected by the continued decline in real estate values in the markets we serve. We reported lower loan charge-offs and provisions in the fourth quarter and we continue to be focused on reducing the level of our nonperforming assets in order to improve profitability. Our results reflect the positive outcome of proactive measures that were taken earlier to deal with uncertain market conditions. As a result, our capital ratios increased and higher underwriting standards contributed to an improved quarter. We continue to be very focused on serving our target market of local businesses and professionals. We continue to seek new loan opportunities, but find new loan demand to be relatively weak in the marketplace. We are disappointed that loan demand has remained weak, resulting in our excess cash being invested in the securities portfolio instead of loans. We are well positioned to assist our customers in achieving their financial goals and the structure of our balance sheet provides flexibility for us to grow core deposits and loans without substantially increasing our overall total assets. This strategy is important in continuing to increase our net interest margin and regulatory capital ratios.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates eight community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the Over The Counter Bulletin Board under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2012, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and twelve months ended December 31, 2012, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights
(Unaudited) ($ in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Income Statement Data	2012	2011	2012	2011

Net interest income	$1,986	$2,074	$7,643	$8,542
Provision for loan losses	74	700	704	990
Net interest income after loan loss provision	1,912	1,374	6,939	7,552
Non-interest income	699	660	2,699	2,616
Net gain on sale of investments	151	428	1,259	1,125
Other-than-temporary-impairment on securities	--	23	--	432
OREO and loan operations	264	407	878	1,711
Non-interest expense	2,514	2,340	9,701	9,315
Deferred tax asset charge	260	--	260	--
Tax credit write-down	--	--	145	--
Expense for income taxes	13	--	35	25
Net loss	(289)	(308)	(122)	(190)
Accretion of preferred stock to redemption value	2	2	7	6
Preferred dividends accrued	118	118	469	469
Net loss to common shareholders	($409)	($428)	($598)	($665)
Loss per common share: basic	($0.23)	($0.24)	($0.33)	($0.37)
Loss per common share: diluted	($0.23)	($0.24)	($0.33)	($0.37)
Weighted average number of
common shares outstanding
Basic	1,790,599	1,790,599	1,790,599	1,790,599
Diluted	1,790,599	1,790,599	1,790,599	1,790,599

Balance Sheet Data	At 12/30/12	At 12/31/11

Total assets	$349,942	$376,645
Cash and due from banks	29,059	23,893
Investment securities	169,214	165,878
Loans	127,781	160,568
Allowance for loan losses	4,367	4,549
Deposits	277,481	283,249
FHLB advances and other borrowings	43,780	64,768
Junior subordinated debentures	12,372	12,372
Total liabilities	337,734	364,175
Shareholders’ equity	12,208	12,470
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank regulatory capital ratios:
Leverage ratio	7.04%	6.43%
Tier 1 capital ratio	14.00%	11.83%
Total risk-based capital ratio	15.27%	13.10%
Asset Quality
Non-accrual loans	$13,174	$16,806
Troubled debt restructurings	4,187	8,486
Loans past due 90 days and still accruing interest	--	442
Other real estate owned	9,174	8,398
Total non-performing assets	$26,535	$34,132
Percentage of non-performing loans to total loans, net	10.67%	10.77%
Percentage of non-performing assets to total assets	7.58%	9.06%
Allowance for loan losses to nonperforming loans	25.15%	17.68%
Allowance for loan losses to total loans	3.42%	2.83%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer